Exhibit 99

Fifth Third Bancorp Frozen Successor Plan

Financial Statements for the Years Ended December 31, 2003 and 2002 and Supplemental Schedule as of December 31, 2003 and Report of Independent Registered Public Accounting Firm for Inclusion in the Annual Report (Form 5500) to the Internal Revenue Service

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

FOR FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2003 and 2002	2

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2003 and 2002	3

Notes to Financial Statements for the Years Ended December 31, 2003 and 2002	4-7

SUPPLEMENTAL SCHEDULE:

Schedule H, Line 4i—

Schedule of Assets (Held at End of Year) as of December 31, 2003	9

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fifth Third Bancorp and the Pension and Profit Sharing Committee of

Fifth Third Bancorp Frozen Successor Plan:

We have audited the accompanying statements of net assets available for benefits of Fifth Third Bancorp Frozen Successor Plan (the “Plan”) as of December 31, 2003 and 2002 and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2003 and 2002 and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the accompanying index is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in the audit of the basic 2003 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

June 23, 2004

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2003 AND 2002

	2003	2002
INVESTMENTS—At fair value:
Common stock of Fifth Third Bancorp	$2,648,921	$757,871
Collective funds:
Cash equivalents	80,134	2,744
Fixed income	320,302	92,362
Equity	373,146	48,402
Mutual funds	4,649,237	1,188,006
Participant notes receivable	200,243	54,565

Total investments	8,271,983	2,143,950
ACCRUED INVESTMENT INCOME	14,025	3,430

NET ASSETS AVAILABLE FOR BENEFITS	$8,286,008	$2,147,380

See notes to financial statements.

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002
ADDITIONS:
Income (loss) from investments:
Interest	$24,579	$5,355
Dividends	86,101	6,054
Net appreciation (depreciation) in fair value of investments	496,219	(234,489)

Total income (loss) from investments	606,899	(223,080)
Transfer of plan assets from acquired companies	6,672,999	2,541,208

Total additions	7,279,898	2,318,128

DEDUCTIONS:
Administrative expenses	(12,207)	(7,965)
Benefits paid to participants	(1,129,063)	(162,783)

Total deductions	(1,141,270)	(170,748)

INCREASE IN NET ASSETS AVAILABLE FOR BENEFITS	6,138,628	2,147,380
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	2,147,380	—

End of year	$8,286,008	$2,147,380

See notes to financial statements.

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

1.	DESCRIPTION OF PLAN

The following brief description of The Fifth Third Bancorp Frozen Successor Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information:

General—The Plan is a defined contribution profit sharing plan, with a 401(k) feature, with separate accounts maintained for each participant. The Plan was established to continue retirement plan accounts transferred or merged from qualified retirement plans of employers acquired by Fifth Third Bancorp (the “Bancorp”). The Plan was created initially on December 31, 2001 as a merger of the National Bank of Cynthiana Retirement Savings Plan (the “Cynthiana Plan”) and the 1st National Bank of Falmouth Retirement Savings Plan (the “Falmouth Plan”). A person who was a participant in either the Cynthiana Plan or the Falmouth Plan on December 31, 2001 was a participant as of the close of business December 31, 2001. Upon the merger or transfer from a predecessor plan, an individual not already a participant but who has an account merged or transferred to this Plan becomes a participant. A “predecessor plan” is one that merges into the Plan or has account balances transferred to this Plan (other than at the election of a participant). The Plan is frozen and no employer or employee contributions of any type will be made to this Plan, other than rollover contributions, as described below. While employed by the Bancorp, participants in this Plan may contribute to the Plan a distribution received from another tax-qualified plan if the distribution qualifies as a rollover amount under the Internal Revenue Code. Amounts attributable to deductible employee contributions may not be rolled over to the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Administration—Fifth Third Bank, a wholly owned subsidiary of the Bancorp, serves as the trustee of the Plan. The investment assets of the Plan are held in separate trust funds by Fifth Third Investment Advisors where such assets are managed.

Participant Accounts—Individual accounts are maintained for each Plan participant. Each participant’s account is credited with Plan earnings and charged with withdrawals and an allocation of Plan losses and administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Funding and Vesting—The Plan is frozen and no employer or employee contributions of any type will be made to this Plan, other than rollover contributions, as described above.

Gains and losses under the Plan are valued on a daily basis.

The rights of participant accounts (including all sub-accounts) are fully vested and non-forfeitable at all times.

Termination—Although it has not expressed its intention to do so, the Bancorp has the right under the Plan to discontinue the contributions of any participating Bancorp subsidiary at any time and to amend or terminate the Plan subject to the provisions set forth in ERISA.

Benefits—The Plan provides for payment of benefits of accumulated vested amounts upon termination of employment. Benefits are generally payable in the form of lump-sum payments or periodic payments.

Benefits Payable—Benefits payable, consisting of amounts owed but not paid as of year end for payments to terminated employees, are not recorded as a liability within the financial statements. There were no benefits payable at December 31, 2003.

Tax Status—The Internal Revenue Service has determined and informed the Bancorp by a letter dated October 29, 2002, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (“IRC”). Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Investment Options per the Related Prospectus:

Participants can direct their accounts to be invested in the following investment options:

•	The Fifth Third Balanced Fund contains investments in common stock with a smaller percentage in bonds and cash equivalents.

•	The Fifth Third Prime Money Market Fund contains investments in high quality commercial paper.

•	The Fifth Third Stock Fund contains shares of the Bancorp common stock and short-term liquid investments.

•	The Fifth Third Quality Growth Fund contains investments in common stocks that are perceived to be high quality.

•	The Fifth Third Middle Capitalization Fund contains investments in middle capitalization companies.

•	The Fifth Third International Equity Fund contains investments in common stocks headquartered outside of the United States.

•	The Fifth Third Technology Fund contains investments in stocks of established and emerging technology companies.

•	The Fifth Third Value Fund contains investments in a highly diversified portfolio of stocks that are perceived to be undervalued in the market.

•	The Fifth Third Fixed Income Fund contains investments in investment grade securities.

•	The Fifth Third BankSafe Trust invests in short-term liquid investments.

Participant Notes Receivable—New loans will not be granted under the Plan. Loans granted under a predecessor plan may be transferred to the Plan with the consent of the Plan administrator, provided the Plan administrator determines that all legal requirements and contributions as stated in the Plan document have been met. Loans may not exceed the lesser of $50,000 or 50% of the non-forfeitable portion of the participants account. Each loan, by its terms, is required to be repaid within five years unless the loan was used to purchase a participant’s primary residence. The loans are secured by the balance in the participant’s account and bear interest at a rate equal to the rate charged by the Bancorp on a similar loan as determined quarterly by the Plan administrator. Interest rates on loans at December 31, 2003 and 2002 were 5.75% - 10.5% and 6% - 9.5%, respectively. Principal and interest is paid by the participant through payroll deductions authorized by the participant.

Withdrawals—Subject to the Plan administrator’s sole and absolute discretion, participants are allowed to withdraw an amount not to exceed the total amount of that participant’s voluntary contributions for financial hardship purposes.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are the significant accounting policies followed by the Plan:

General—The accounting records of the Plan are maintained on the accrual basis of accounting.

Valuation of Investments—Quoted market prices are used to value equity securities and mutual funds. The fair values of bonds are based on yields currently available on comparable securities of issuers with similar credit ratings. The fair value of collective funds is based on the fair market value of investments in the fund.

Administrative Expenses—Administrative expenses of the Plan are paid by the Plan as provided in the Plan document.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan administrator to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

The Plan invests in various securities, which may include U.S. governmental securities, corporate debt instruments and corporate stocks. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for benefits.

3.	INVESTMENTS

Investments representing more than five percent of net assets at December 31, 2003 and 2002 are as follows:

	2003	2002
Fifth Third Balanced Fund	$2,846,721	$928,386
Fifth Third Common Stock	2,648,921	757,871
Fifth Third Prime Money Market Fund	885,983	< 5%

The following table represents the net appreciation (depreciation) in fair value of investments for the Plan for the years ended December 31, 2003 and 2002:

	2003	2002
Net appreciation (depreciation) in fair value of investments:
Common stock of Fifth Third Bancorp	$48,091	$(88,642)
Collective funds—fixed income and equity	60,796	(144,304)
Mutual funds	387,332	(1,543)

Total	$496,219	$(234,489)

4.	TRANSACTIONS WITH RELATED PARTIES

Fifth Third Bank provides the Plan with certain accounting and administrative services for which no fees are charged.

At December 31, 2003 and 2002 the Plan held 44,821 and 12,944 shares of the Bancorp’s common stock, respectively, with a fair value of $2,648,921 and $757,871, respectively.

Certain Plan investments are mutual funds and collective funds managed by Fifth Third Bank.

5.	PLAN ASSETS FROM ACQUIRED COMPANIES

During 2003, amounts transferred into the Plan as a result of mergers and transfers of predecessor plans were as follows:

Grand Premier Financial, Inc. Savings and Stock Plan	$6,527,955
People’s Bank Stock Fund	93,565
USB ESOP	51,479

Total transfer of plan assets from acquired companies	$6,672,999

During 2002, amounts transferred into the Plan as a result of mergers and transfers of predecessor plans were as follows:

Merchants Bancorp, Inc. Thrift Plan and Trust	$2,456,191
Home Loan ESOP	45,081
First National Bank of Falmouth Savings Plan	18,338
National Bank of Cynthiana Retirement Savings Plan	14,537
Suburban Federal ESOP	7,061

Total transfer of plan assets from acquired companies	$2,541,208

* * * * * *

SUPPLEMENTAL SCHEDULE

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

SCHEDULE H, LINE 4i—

SCHEDULE OF ASSETS HELD (AT END OF YEAR)

AS OF DECEMBER 31, 2003

Current Market
Asset Description
STOCK FUND:
* Common Stock—Fifth Third Bancorp	$2,648,921

COLLECTIVE FUNDS:
* Fifth Third Banksafe Trust	80,134
* Fifth Third Fixed Income Fund	320,302
* Fifth Third Value Fund for Employee Benefit Plans	373,146

Total collective funds	773,582

MUTUAL FUNDS:
* Fifth Third Balanced Fund	2,846,721
* Fifth Third Middle Capitalization Fund	269,611
* Fifth Third Quality Growth Fund	360,009
* Fifth Third International Equity Fund	145,138
* Fifth Third Technology Fund	141,775
* Prime Money Market Fund	885,983

Total mutual funds	4,649,237

LOAN FUND:
Participant Notes Receivable (Interest Rate 5.75%-10.5%)	200,243

TOTAL	$8,271,983

*	Party-in-interest